Exhibit 99.23

4411 South 40th St., Ste. D11
Phoenix, Arizona 85040

FOR IMMEDIATE RELEASE	Telephone: (602) 437-5400 Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 277-5162	Chief Executive Officer
info@BerkmanAssociates.com	www.MeadowValley.com

Meadow Valley Reports Third Quarter Results

     PHOENIX, ARIZONA, November 11, 2004 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced financial results for the third quarter and first nine months of 2004.

Third Quarter Results

     For the three months ended September 30, 2004, revenue decreased 1.7% to $42.1 million from $42.8 million for the third quarter of 2003. The net loss for this year’s third quarter was $0.4 million, or $0.12 per diluted share. This compares to a net loss for last year’s third quarter of $0.1 million, or $0.03 per diluted share.

Nine Month Results

     For the nine months ended September 30, 2004, revenue increased 6.8% to $125.0 million from $117.0 million for the first nine months of 2003. Net income for the first nine months of 2004 was $0.05 million, or $0.01 per diluted share. This compares to net income for the first nine months of 2003 of $0.44 million, or $0.12 per diluted share.

Construction Materials Segment

     Revenue from Meadow Valley’s construction materials business increased 47.2% to $16.2 million for this year’s third quarter compared to $11.0 million for the third quarter of 2003. For the first nine months, revenue increased 35.5% to $44.7 million from $33.0 million for the first nine months of 2003. Gross margin was 12.5% for this year’s third quarter and 10.9% for the first nine months, compared to gross margin of 8.2% and 9.4% for the third quarter and first nine months of 2003, respectively.

     “Our Construction Materials segment continued to perform well in the third quarter, posting solid revenue growth and profitability for the period. Unit volume increased by approximately 37.0% for the quarter, reflecting the addition of 10 ready mix trucks to our fleet earlier in the year, and the average unit sales price increased approximately 8.6%, as we were able to pass along to our customers an increase in the cost of cement. During the third quarter we began our plans to improve a site in Southwest Las Vegas to expand our footprint in this core market, and acquired the parcel of land now occupied by our operation in Southeast Phoenix, establishing a permanent location for this facility,” said Bradley E. Larson, chief executive officer.

Construction Services Segment

     Revenue from Meadow Valley’s construction services business declined 18.7% to $25.9 million for this year’s third quarter from $31.8 million for the same period a year ago. For the first nine months, revenue declined 4.4% to $80.3 million from $84.1 million for the first nine months of 2003. Gross margin was negative 4.2% for this year’s third quarter and 0.2% for the first nine months of 2004. This compares to gross margin of 1.6% for the third quarter and 3.0% for the first nine months of 2003, respectively.

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Meadow Valley Reports Third Quarter Results
November 11, 2004
Page Two

     During the third quarter the Company recognized additional losses on a single project in Utah of approximately $2.6 million, which had the effect of reducing gross margin for the construction services segment. Year to date, losses recognized on this project total $3.8 million.

Backlog

     The backlog of heavy construction projects at September 30, 2004 was approximately $103.6 million compared to backlog of approximately $71.7 million at September 30, 2003. Backlog at September 30, 2004 includes approximately $27.0 million of work that is scheduled for completion during 2004.

     “The increase in backlog is an encouraging sign for the future. It is unfortunate that the poor performance of the single project in Utah is masking the solid performance of our other heavy construction projects,” Larson said.

Claims Update

     Larson said that the Company is continuing to pursue its claims on the remaining two projects in New Mexico, as well as the claim involving a project for the Clark County Department of Public Works in Las Vegas. Earlier this year, a partial ruling by a majority of the three-member arbitration panel rejected a significant portion of the Clark County claim that was primarily asserted by a subcontractor. On November 1, 2004 a final ruling by the arbitration panel awarded Meadow Valley approximately $5.46 million, of which $2.1 million is due the Company and the balance is due a subcontractor. Because Clark County may appeal the decision of the arbitration panel, no adjustment was made to the Company’s estimate of the value of the outstanding Clark County claim reported on its balance sheet at September 30, 2004.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s construction materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas and Phoenix metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue:
Construction Services	$80,320,938	$84,053,359	$25,885,201	$31,824,143
Construction Materials	44,659,716	32,957,202	16,218,601	11,021,958

Total revenue	124,980,654	117,010,561	42,103,802	42,846,101

Cost of revenue:
Construction Services	80,194,016	81,571,237	26,970,562	31,323,580
Construction Materials	39,783,334	29,845,344	14,196,433	10,121,591

Total cost of revenue	119,977,350	111,416,581	41,166,995	41,445,171

Gross profit	5,003,304	5,593,980	936,807	1,400,930
General and administrative expenses	4,686,023	4,981,158	1,593,967	1,870,717

Income (loss) from operations	317,281	612,822	(657,160)	(469,787)

Other income (expense):
Interest income	48,038	46,962	2,059	13,311
Interest expense	(259,700)	(382,622)	(64,386)	(120,849)
Other income (expense)	(28,795)	433,019	37,769	421,975

	(240,457)	97,359	(24,558)	314,437

Income (loss) before income taxes	76,824	710,181	(681,718)	(155,350)
Income tax benefit (expense)	(28,809)	(266,318)	254,633	58,256

Net income (loss)	$48,015	$443,863	$(427,085)	$(97,094)

Net income (loss) per common share
Basic	$0.01	$0.12	$(0.12)	$(0.03)

Diluted	$0.01	$0.12	$(0.12)	$(0.03)

Weighted average common shares outstanding
Basic	3,601,250	3,590,386	3,601,250	3,601,250

Diluted	3,744,830	3,590,386	3,754,801	3,601,250

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
Assets:	(Unaudited)
Current Assets:
Cash and cash equivalents	$7,028,667	$4,738,388
Restricted cash	1,710,917	1,844,891
Accounts receivable, net	19,148,415	20,664,022
Claims receivable	—	4,101,898
Prepaid expenses and other	2,941,418	2,196,899
Inventory, net	830,186	1,249,118
Land held for sale	—	264,738
Costs and estimated earnings in excess of billings on uncompleted contracts	667,257	1,463,309
Deferred tax asset	1,253,767	1,243,896

Total Current Assets	33,580,627	37,767,159
Property and equipment, net	17,903,426	13,127,675
Refundable deposits	33,947	94,299
Mineral rights and pit development, net	266,310	309,110
Claims receivable	3,521,080	3,521,080

Total Assets	$55,305,390	$54,819,323

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$16,748,914	$18,646,857
Accrued liabilities	5,724,779	4,563,816
Notes payable	4,489,919	3,512,286
Obligations under capital leases	536,632	878,280
Billings in excess of costs and estimated earnings on uncompleted contracts	4,368,639	4,955,454

Total Current Liabilities	31,868,883	32,556,693
Deferred tax liability	2,643,055	2,604,652
Notes payable, less current portion	8,058,922	6,999,729
Obligations under capital leases, less current portion	1,113,330	1,085,064

Total Liabilities	43,684,190	43,246,138

Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,601,250 issued and outstanding	3,601	3,601
Additional paid-in capital	10,943,569	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	1,473,177	1,425,162

Total Stockholders’ Equity	11,621,200	11,573,185

Total Liabilities and Stockholders’ Equity	$55,305,390	$54,819,323